UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

Verint Systems Inc.

(Exact name of registrant as specified in its charter)

001-34807

(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)

(631) 962-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2014, Verint Systems Inc., a Delaware corporation (“Verint”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Kiwi Acquisition Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verint (“Merger Sub”), Kay Technology Holdings, Inc., a Delaware corporation (“KANA”), and Accel-KKR Capital Partners III, LP, a Delaware limited partnership (the “Representative”), providing for the merger, upon the terms and subject to the conditions set forth in the Merger Agreement, of Merger Sub with and into KANA with KANA continuing as the surviving corporation and an indirect, wholly owned subsidiary of Verint (the “Merger”). The Merger Agreement was unanimously approved by the boards of directors of KANA, Verint and Merger Sub.

Subject to the terms and conditions of the Merger Agreement, the merger consideration will consist of cash in an amount equal to $514 million, subject to certain closing adjustments set forth in the Merger Agreement.

At the effective time of the Merger, each share of KANA capital stock outstanding immediately prior to the effective time of the Merger, other than the shares of KANA capital stock held by KANA or its wholly owned subsidiaries, Verint or Merger Sub and shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive a portion of the merger consideration, as set forth in the Merger Agreement.

Immediately prior to the effective time of the Merger, all outstanding options to acquire shares of KANA common stock will be cancelled. Holders of vested options will receive an amount in cash equal to the product of (i) the excess, if any, of the price payable per share of KANA common stock at the closing over the applicable exercise price per share, multiplied by (ii) the number of shares of KANA common stock subject to the vested option, less applicable withholding. Any unvested options will be terminated in connection with the closing of the Merger for no consideration.

The closing of the Merger is subject to certain conditions, including (i) termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the adoption of the Merger Agreement by KANA’s stockholders, (iii) the absence of any law or order prohibiting or materially delaying the closing, (iv) the absence of any KANA Material Adverse Effect (as defined in the Merger Agreement), and (v) other closing conditions that the parties believe are customary for transactions of this type.

In connection with the entry into of the Merger Agreement, Verint obtained a debt financing commitment from Credit Suisse AG and Deutsche Bank AG New York Branch to provide incremental term loans in an aggregate principal amount of up to $300 million under Verint’s existing Amended and Restated Credit Agreement, dated as of April 29, 2011 and amended and restated as of March 6, 2013 (the “Existing Credit Agreement”). The incremental term loans would be effected pursuant to an amendment to the Existing Credit Agreement and would be considered an increase in the term loans currently outstanding under that agreement. The incremental term loans would mature on the same date as the existing term loans (currently, September 6, 2019) and Verint expects that the other terms and conditions applicable to the incremental term loans would be similar to those applicable to the existing term loans. The lenders’ provision of the incremental term loans is subject to the satisfaction of specified conditions precedent, including that no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Existing Credit Agreement) and the negotiation, execution and delivery of definitive documentation with respect to the incremental term loans. The proceeds of the incremental term loans are intended to be used to pay a portion of the consideration for the Merger and to pay related fees and expenses.

Receipt of the proceeds from the financing described below is not a condition to the obligations of Verint and Merger Sub under the Merger Agreement.

The Merger Agreement contains termination rights for both Verint and KANA that the parties believe are customary for transactions of this type. In the event Verint fails to consummate the transaction in a circumstance that is not permitted under the Merger Agreement, unless specified conditions are met, Verint may be liable to KANA and its stockholders for damages, if any, in an amount not to exceed $150 million but will not be liable for any punitive damages or any damages based on multiples of profits or multiples of cash flows.

KANA and Verint have made representations, warranties and covenants in the Merger Agreement that the parties believe are customary for transactions of this type, including covenants to use commercially reasonable efforts to cause the Merger to be consummated. The representations, warranties and covenants were made to, and are solely for the benefit of, the parties to the Merger Agreement. The assertions embodied in the representations and warranties contained in such agreement are in some cases qualified by information in confidential disclosure letters or schedules provided by the parties to each other in connection with the signing of such agreement. While Verint does not believe that these disclosure letters or schedules contain information that the securities laws require the parties to publicly disclose, other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties of the parties set forth in the Merger Agreement. The representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about Verint or KANA, since they were only made as of the date of such agreement or such other date as may be set forth in the Merger Agreement and may be modified in important part by the associated disclosure letters or schedules. Moreover, the representations and warranties contained in the Merger Agreement have been negotiated for the principal purpose of establishing the circumstances under which either party may have the right to terminate the Merger Agreement or otherwise not complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. The representations and warranties in the Merger Agreement are intended to allocate risk between Verint and KANA rather than establishing matters as facts and may be subject to a contractual standard of materiality different from those generally applicable to investors. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in existing public disclosures.

Other than the Merger Agreement, there is no material relationship between Verint or Merger Sub and KANA.

The foregoing description of the Merger Agreement has been included to provide investors and security holders with information regarding its terms and conditions. It is not intended to provide any other factual information regarding Verint. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The description of the terms of the debt financing set forth above is based solely on the debt financing commitment, and therefore may be subject to change prior to or in connection with any entry by Verint into definitive documentation in respect thereof.

Item 7.01.	Regulation FD Disclosure.

On January 6, 2014, Verint issued a press release regarding the entry into of the Merger Agreement that provides certain KANA financial metrics expected for calendar 2014 as well as re-affirming Verint guidance for the fiscal year ending January 31, 2014. A copy of which press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated January 6, 2014, by and among Verint Systems Inc., Kiwi Acquisition Inc., Kay Technology Holdings, Inc. and Accel-KKR Capital Partners III, LP.*

99.1	Press Release dated January 6, 2014.

*	Certain exhibits and schedules have been omitted, and Verint agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request.

* * * * * *

Cautions about Forward-Looking Statements

This document contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint and the expected benefits of the Merger. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks, uncertainties and assumptions, any of which could cause actual results or events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with the Merger, such as uncertainties regarding the closing of the Merger or the ability to realize the expected benefits of the Merger, as well as risks associated with related system integrations. For a detailed discussion of risk factors impacting Verint, see Verint’s Annual Report on Form 10-K for the year ended January 31,

2013, its Quarterly Report on Form 10-Q for the quarter ended October 31, 2013, and other filings Verint makes with the Securities and Exchange Commission. The forward-looking statements contained in this document are made as of the date hereof, and Verint assumes no obligation to revise or update any forward-looking statement, except as otherwise required by law

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date: January 6, 2014	By:	/s/ Peter Fante
		Name:	Peter Fante
		Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated January 6, 2014, by and among Verint Systems Inc., Kiwi Acquisition Inc., Kay Technology Holdings, Inc. and Accel-KKR Capital Partners III, LP.*

99.1	Press Release dated January 6, 2014.

*	Certain exhibits and schedules have been omitted, and Verint agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request.